Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-214083 and No. 333-250143) on Form S-8 of our reports dated February 9, 2024, with respect to the consolidated financial statements of AMC Networks Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 9, 2024